Exhibit 6.2

MORTGAGE NOTE

$11,950,000.00	as of April 24 2020

FOR VALUE RECEIVED, SETZER FREMONT LLC, CPI FREMONT ONE LLC, CPI FREMONT TWO LLC, CPI FREMONT THREE LLC, CPI FREMONT FOUR LLC, CPI FREMONT FIVE LLC, each an Indiana limited liability company, CPI OAKDALE LLC, a Pennsylvania limited liability company, and each having an address at 195 North Street, Suite 100, Teterboro, New Jersey 07608 and FEM NORTH BAKER ROAD LLC, an Indiana limited liability company, having an address at 2 Changebridge Road, Suite 201, Montville, New Jersey 07045, as Tenants-in-Common, (hereinafter referred to, collectively, as “Maker”), jointly and severally, promise to pay to PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, a national association organized and existing under the laws of the United States of America, having an office and place of business at 350 Bedford Street, Stamford, Connecticut 06901 (hereinafter referred to as “Payee”), or order, at said office, or at such place as may be designated from time to time in writing by Payee, without relief from valuation and appraisement laws, the principal sum of ELEVEN MILLION NINE HUNDRED FIFTY THOUSAND AND NO/100 ($11,950,000.00) DOLLARS, in lawful money of the United States of America with interest thereon from the date hereof to, but not including, the date this Note is paid in full, calculated in the manner hereinafter set forth and payable as follows:

(i)	on the fifteenth day of June, 2020 and on the fifteenth day of each and every month in each and every year thereafter to and including May 15, 2025, there shall be due and payable interest on the Principal Balance computed at the applicable Interest Rate;

(ii)	on the fifteenth day of June, 2020 and on the fifteenth day of each and every month in each and every year thereafter to and including May 15, 2025, there shall be due and payable consecutive monthly installments of principal in the amounts shown on Schedule A annexed hereto and made a part hereof; and

(iii)	on the Maturity Date, the Principal Balance, together with all interest accrued and unpaid thereon, computed at the applicable Interest Rate, and all other sums due hereunder, shall be due and payable.

Interest on the Loan shall be calculated by multiplying the actual number of days elapsed in the period for which interest is being calculated by a daily rate based on a year consisting of 360 days.

1.            The following terms as used in this Note shall have the following meanings:

(i)            The term “Alternate Rate” shall mean either: (a) a successor index to the LIBOR benchmark if it is determined by Payee, in its commercially reasonable judgment, that such successor index has become generally accepted in the commercial lending market as a replacement to LIBOR for monthly pay floating rate obligations, or (b) the International Swaps and Derivatives Association, Inc. (“ISDA”) has identified a replacement benchmark for LIBOR, which shall correspond to the “USD-LIBOR-Reference Banks” rate as defined in the 2006 ISDA Definitions, in which case such identified benchmark shall control. Any such Alternative Rate shall be a floating rate index and shall be a rate per annum equal to the rate for US Dollar deposits with maturities of one (1) month. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, during any period that an Interest Rate Swap Agreement is in effect, (i) in no event shall any replacement benchmark or Alternative Rate be imposed by Payee that is different than the applicable referenced floating rate index under the Interest Rate Swap Agreement (including any mathematical or other adjustments to the rate (if any) incorporated therein) as the same may be replaced, substituted or otherwise changed (such index under the Interest Rate Swap Agreement, as the same may change, the “Swap Index”), (ii) in the event that LIBOR is no longer the referenced index under the Interest Rate Swap Agreement, then effective as of such change in the Swap Index, an Alternative Rate identical to such changed Swap Index shall be imposed and control under the Loan Documents, and (iii) it is the intention of Maker and Payee that the applicable index under this Note shall at all times be identical to the Swap Index.

(ii)           The term “Business Day” shall mean with respect to the LIBOR Rate any day on which commercial banks are open for domestic and international business, including dealings in dollar deposits in London, England, New York, New York and Hartford, Connecticut.

(iii)           The term “Debt” shall mean the indebtedness evidenced by this Note.

(iv)          The term “Interest Period” shall mean a period which shall commence on the 15th day of a month and shall end one (1) month thereafter:

(a)                all payment dates herein shall be subject to and adjusted in accordance with the “Following Business Day Convention”. The Following Business Day Convention shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day and provides that, in such event, such date shall be adjusted to the first following day that is a Business Day; and

(b)                any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to subsection (a) above) end on the last day of such calendar month; and

(c)                any Interest Period which would end after the Maturity Date shall end on the Maturity Date.

Each LIBOR Rate contract shall end on the last day of an Interest Period. There shall be no more than one (1) LIBOR Rate contract outstanding at any one time.

(v)           The term “Interest Rate” shall mean a per annum rate equal to the applicable LIBOR Rate plus 1.50%, which rate shall change at the end of each successive Interest Period.

(vi)          The term “LIBOR Breakage Fee” shall mean any actual loss or expense (including, without limitation, actual lost profit) that Payee sustains or incurs as a direct consequence of any prepayment (whether optional or mandatory) of the Loan by Maker made on a day other than the last day of an Interest Period, including, but not limited to, any loss or interest payable by Payee to lenders of funds obtained by it in order to make or maintain a LIBOR Rate loan to Maker.

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(a) The term “LIBOR RATE” shall mean with respect to any borrowing for any Interest Period, a rate per annum equal to the sum of the rate appearing on Reuters Screen LIBOR01 (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Payee, from time to time, for purposes of providing quotations of interest rates applicable to dollar deposits in the London Interbank Market) at approximately 11:00 a.m. London time, two London Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, provided that if the LIBOR Rate shall be less than zero, such rate shall be deemed zero (0.00%) for purposes of this Note plus the maximum marginal reserve percentage as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirement for Payee for Eurodollar deposits having a maturity equal to the Interest Period. If Reuters Screen LIBOR01 no longer reports a LIBOR Rate or Payee determines in good faith that the rate so reported no longer accurately reflects the rate available to Payee in the London Interbank Market, Payee may, upon notice to Maker select a replacement page. In the event that (i) on any date on which the LIBOR Rate would have otherwise become effective, Payee determines in its reasonable estimation (which determination shall, upon written to notice to Maker, be final and conclusive) that adequate and fair means do not exist for ascertaining the required LIBOR Rate; or (ii) Payee determines in its reasonable estimation (which determination shall, upon written to notice to Maker, be final and conclusive) at any time that the making or continuation of the Interest Rate on the Principal Balance at the LIBOR Rate has been made unlawful by any law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether having the force of law or not), then, and in any such event, Payee shall promptly notify Maker of Payee’s determination, and until Payee notifies Maker that the circumstances giving rise to Payee’s determination no longer apply or exist, the use of the LIBOR Rate shall be suspended and interest on the Principal Balance shall be payable at the Alternate Rate plus a spread in basis points that, when added to the Alternate Rate, would generate a return to Payee for as long as the Alternate Rate is in effect, substantially the same as that generated by the LIBOR Rate plus 1.50%.

(vii)         The term “Maturity Date” shall mean June 1, 2025.

(viii)        The term “Mortgage” shall mean that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith made by Maker to Payee, in the principal amount of $11,950,000.00 and to be recorded forthwith in the Steuben County Recorder’s Office, Indiana.

(ix)           The term “Other Security Documents” shall mean all and any of the documents other than this Note or the Mortgage, now or hereafter executed by Maker or others, and by or in favor of Payee, which wholly or partially secure or guarantee payment of this Note.

(x)            The term “Principal Balance” shall mean the outstanding principal balance of this Note from time to time.

(xi)          The term “Property” shall mean 7306 North Baker Road, Fremont, Indiana, as more particularly described in the Mortgage and all improvements located thereon.

(xii)          The term “SPC” shall mean SPC Associates, L.L.C., a New Jersey limited liability company.

(xiii)         The term “USD-LIBOR-Reference Banks Rate” shall have the meaning given to it in the 2006 ISDA Definitions.

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2.             In addition to any late payment charge which may be due hereunder, if Maker shall be in default under any of the terms, covenants or conditions contained herein or in the Mortgage or any of the Other Security Documents beyond the expiration of any applicable grace period or if the Debt is declared immediately due and payable by Payee pursuant to the provisions of this Note, the Mortgage or the Other Security Documents or if the Debt is not paid in full on the Maturity Date, Maker shall thereafter pay interest on the Principal Balance from the date of such default until such default shall have been cured or the Principal Balance shall have been paid in full, at a rate per annum equal to five (5%) percent in excess of the rate otherwise payable on the Note (the “Default Rate”), provided, however, that such interest rate shall in no event exceed the maximum interest rate which Maker may by law pay.

3.            If any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America shall impose, increase, modify or make applicable thereto or cause to be included in, any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on Payee any cost that is attributable to the maintenance hereof, then, and in each such event, Payee shall notify Maker thereof and Maker shall pay to Payee, within thirty (30) days of receipt of such notice, such amount as will compensate Payee for any such cost, which determination may be based upon Payee’s reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to Payee may be imposed upon Maker periodically for so long as any such cost is applicable to Payee, in an amount determined by Payee to be reasonably necessary to compensate Payee for any such cost. The determination by Payee of the existence and amount of any such cost shall, in the absence of manifest error, be conclusive.

4.            Anything in this Note, the Mortgage or any of the Other Security Documents to the contrary notwithstanding, Maker shall indemnify and hold Payee harmless and defend Payee at Maker’s sole cost and expense against any loss or liability, cost or expense (including, without limitation, attorneys’ fees and disbursements of Payee’s counsel, whether in-house staff, retained firms or otherwise), and all claims, actions, procedures and suits arising out of or in connection with:

(i)            any matters arising out of this Note, the Mortgage, any of the Other Security Documents or the transaction contemplated hereby or thereby, including, but not limited to, all reasonable costs of appraisal or reappraisal of all or any portion of any collateral for the Debt (x) following a default hereunder or (y) as required by any applicable law or regulation, or of the granting by Payee, in its reasonable discretion, of any lease non-disturbance agreements,

(ii)           any amendment to, or restructuring of, the Debt, this Note, the Mortgage or any of the Other Security Documents to the extent requested by Maker, and

(iii)          any and all lawful action that may be taken by Payee in connection with the enforcement of the provisions of this Note, the Mortgage or any of the Other Security Documents, whether or not suit is filed in connection with the same, or in connection with Maker, any guarantor of all or any portion of the Debt and/or any partner, joint venturer or shareholder thereof becoming subject of a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding.

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All sums expended by Payee on account of any of the foregoing shall be reimbursable on demand, and until reimbursed by Maker pursuant hereto, shall be deemed additional principal evidenced hereby and shall bear interest from the date of such expenditure by Payee at the Default Rate. Notwithstanding the foregoing provisions of this paragraph 4, (a) Maker shall have no liability to Payee for any loss referred to in this paragraph resulting from the gross negligence, willful misconduct or fraud of Payee and (b) the obligations of Maker under this paragraph 4 shall exclude any loss arising solely from a state of facts that first came into existence after Payee, its nominee or designee or a bona fide third party shall acquire title to the Property as a result of a foreclosure of the Mortgage or the acceptance of a deed in lieu of foreclosure.

5.            It is hereby expressly agreed that the entire Debt shall become immediately due and payable at the option of Payee on the happening of any Event of Default (as defined in the Mortgage) or event by which, under the terms of this Note, the Mortgage or the Other Security Documents, the Debt may or shall become due and payable.

6.             If any installment of principal, interest or other sum payable under this Note or the Mortgage is not paid within ten (10) days after the date on which it is due, Maker shall pay to Payee, upon demand, an amount equal to 5% of such unpaid installment as a late payment charge.

7.             In the event it shall become necessary for Payee to retain the services of counsel to enforce any of the provisions contained herein or in the Mortgage or any Other Security Document, including the foreclosure of the Mortgage, Maker shall reimburse Payee on demand for all reasonable legal fees and all other fees and expenses incurred by Payee in connection therewith, whether or not suit shall be brought and such expenses shall be secured by the Mortgage.

8.             This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Principal Balance at a rate which could subject Payee to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay. If by the terms hereof, Maker is at any time required or obligated to pay interest on the Principal Balance at a rate in excess of such maximum rate, the rate of interest hereunder shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the Principal Balance and no prepayment fee shall be payable with respect to such reduction.

9.             In addition to any right available to Payee under applicable law or hereunder, Maker hereby gives to Payee a lien on, security interest in and right of set-off of all moneys, securities and other property of Maker and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to Payee, its correspondents or its agents from or for Maker, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of Payee in any way, and also, any balance of any deposit account and credits of Maker with, and any and all claims of Maker against, Payee at any time existing, as collateral security for the payment of this Note, the Debt and of all liabilities and obligations now or hereafter owed by Maker to Payee in connection therewith, including fees contracted with or acquired by Payee, whether joint, several, direct, indirect, absolute, contingent, secured, matured or unmatured (all of which are hereafter collectively called “Liabilities”), hereby authorizing Payee at any time or times there is a continuing Event of Default, without prior notice, to apply such balances, credits or claims, or any part thereof, to such Liabilities in such amounts as it may select, whether contingent, unmatured or otherwise and whether any collateral security therefor is deemed adequate or not. The collateral security described herein shall be in addition to any collateral security described in any separate agreement executed by Maker. Payee, in addition to any right available to it under applicable law or any other agreement, shall have the right, at its option, to immediately set off against this Note and/or any other Liabilities all monies owed by Payee in any capacity to Maker, after an Event of Default hereunder, and Payee shall, at its option, be deemed to have exercised such right to set off and to have made a charge against any such money immediately upon the occurrence of any Event of Default contemplated by Paragraph 5 hereof, even though such charge is made or entered on the books of Payee subsequent to those events.

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10.           If Maker consists of more than one entity, the obligations and liabilities of such persons or parties hereunder shall be joint and several. Payee’s recourse for the enforcement and collection of the obligations and any other liabilities of the Maker under this Note, is strictly limited to the Maker and the assets of the Maker and under no circumstances and under no theory will any principal, trustee, officer, director, partner, member, manager, employee, agent or other person directly or indirectly owning, controlling, representing, associated or affiliated with the Maker have any liability to the Payee under this Note.

11.           At all times during the term hereof, the Debt Service Coverage Ratio shall not be less than 1.20:1. As used herein, the term “Debt Service Coverage Ratio” shall mean Net Income plus depreciation plus amortization plus interest expense plus/minus extraordinary and non-recurring items, at Payee’s discretion divided by total Debt Service. The actual income and expense figures reported on Makers’ most fiscal year-end operating statement will be used in calculating ongoing Debt Service Coverage Ratio. As used herein, the term “Debt Service” shall mean all payments of principal and interest scheduled to become due and payable during the computation period.

12.          (a) Maker shall have the right to prepay the Principal Balance, in whole or in part on the last day of any Interest Period, on thirty (30) days prior written notice to Payee, without payment of any prepayment fee or charge of any kind. Maker shall have the right to prepay the Principal Balance, in whole or in part, at any other time on thirty (30) days prior written notice to Payee, provided that such prepayment shall be accompanied by the payment of an amount equal to any LIBOR Breakage Fee. Any such prepayment shall be credited first to fees and expenses then due and then to interest due to the day of prepayment and, lastly, to installments of principal then due.

(b)           All partial prepayments of principal shall be applied in reduction of the Principal Balance in the inverse order of maturity.

13.          Maker hereby authorizes Payee (x) to debit reserve account No. __________ of Maker at Payee (the “Reserve Account”) in an amount equal to each payment of principal, real estate taxes (if any such payments shall then be required pursuant to paragraph 5 of the Mortgage) on the Property and/or interest due hereunder and to apply such amount to the payment thereof and (y) thereafter to transfer the balance then remaining in the Reserve Account to operating account No. _________ of Maker at Payee. Maker shall request the tenant of the Property in writing to remit each monthly installment of rent required under its lease with Maker to Payee by electronic transfer to the Reserve Account at Payee. If at any time during the term hereof the tenant of the Property shall not make its rent payments by electronic transfer to the Reserve Account, Maker shall purchase a traditional lock box at Payee and shall instruct the tenant to mail its rent checks to Maker at the lock box address. Any payments received by Payee in the lock box shall be deposited by Payee in the Reserve Account. Maker shall pay the expenses in connection with the opening and maintenance of the lock box.

14.          Maker hereby covenants and agrees with Payee that at all times during the term hereof, Maker shall maintain at Payee the operating account for the Property and, whenever Maker shall then hold a security deposit with respect to the Property, a security deposit account.

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15.          Maker acknowledges that this Note and Maker’s obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to the obligations of Maker under this Note or the obligations of any other person or party relating to this Note or the obligations of Maker hereunder. This Note sets forth the entire understanding of Payee and Maker, and Maker absolutely, unconditionally and irrevocably waives any and all right to assert any defense, other than payment, performance, setoff, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of Maker under this Note or the obligations of any other person or party relating to this Note or the obligations of Maker hereunder in any action or proceeding brought by Payee to collect the Debt, or any portion thereof, or to enforce, foreclose and realize upon the liens and security interests created by the Mortgage and the Other Security Documents (provided, however, that the foregoing shall not be deemed a waiver of Maker’s right to assert any compulsory counterclaim maintained in a court of the United States, or of the State of Indiana if such counterclaim is compelled or would be lost under local law or rule of procedure if not asserted in such litigation, nor shall the foregoing be deemed a waiver of Maker’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Payee in any separate action or proceeding). Maker acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Note or with respect to the obligations of Maker hereunder, except those specifically set forth herein.

16.          No delay on the part of Payee in exercising any right or remedy under this Note, the Mortgage or the Other Security Documents or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on Maker shall be deemed to be a waiver of the obligation of Maker or of the right of Payee to take further action without further notice or demand as provided in this Note, the Mortgage and Other Security Documents.

17.          Maker agrees to submit to personal jurisdiction in the State of Indiana in any action or proceeding arising out of this Note and, in furtherance of such agreement, Maker hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over Maker in any such action or proceeding may be obtained within or without the jurisdiction of any court located in Indiana and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon Maker by registered or certified mail to or by personal service at the last known address of Maker, whether such address be within or without the jurisdiction of any such court.

18.           Maker hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. If any payment hereunder is not made when due, Maker agrees to pay all costs of collection when incurred, including reasonable attorneys’ fees (which costs shall be added to the amount due hereunder and shall be receivable therewith). Maker agrees to perform and comply with each of the terms, covenants and provisions contained in this Note, the Mortgage and the Other Security Documents on the part of Maker to be observed or performed. No release of any security for the payment of the Debt or extension of time for payment of the Debt, or any installment thereof, and no alteration, amendment or waiver of any provision of the Mortgage or the Other Security Documents made by agreement between Payee and any other person or party shall release, discharge, modify, change or affect the liability of Maker under this Note.

19.           This Note is secured by the Mortgage and the Other Security Documents.

20.          This Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts made and performed in such State, without regard to principles of conflicts of law, and any applicable laws of the United States of America. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be unenforceable or prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such unenforceability, prohibition or invalidity, without invalidating the remaining provisions of this Note.

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21.          This Note may only be modified, amended, changed or terminated by an agreement in writing signed by Payee and Maker. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by Payee and if so given by Payee shall only be effective in the specific instance in which given.

22.          Maker (and the undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute and deliver this Note and that the Debt hereunder constitutes a valid and binding obligation of Maker.

23.           Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors and assigns, provided, however, that Maker shall in no event or under any circumstance have the right without obtaining the prior written consent of Payee to assign or transfer its obligations under this Note, the Mortgage or the Other Security Documents, in whole or in part, to any other person, party or entity.

24.           Maker acknowledges receipt of a copy of this Note and attests that the proceeds of this Note are to be used for general commercial purposes and that no part of such proceeds will be used, in whole or in part, for purchasing or carrying any “margin security” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

25.          TO THE EXTENT PERMITTED BY LAW, MAKER WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION, PROCEEDING OR ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS NOTE OR THE FINANCING TRANSACTION OF WHICH THIS NOTE IS A PART OR THE DEFENSE OR ENFORCEMENT OF ANY OF PAYEE’S RIGHTS AND REMEDIES IN CONNECTION THEREWITH. MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEY.

26.           This Note may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single agreement. The failure of any party listed below to execute this Note, or any counterpart hereof, or the ineffectiveness for any reason of any such execution, shall not relieve the other signatories from their obligations hereunder.

IN WITNESS WHEREOF, Maker has duly executed this Note the day and year first above written.

SIGNATURE PAGES FOLLOW

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SETZER FREMONT LLC
an Indiana limited liability company
By:	SPC Associates, L.L.C.
a New Jersey limited liability company, its Manager

By: /s/ Michael M. Hanson
Name: Michael M. Hanson
Title: Authorized Signatory

CPI FREMONT ONE LLC
an Indiana limited liability company
By:	SPC Associates, L.L.C.
a New Jersey limited liability company, its Manager

By: /s/ Michael M. Hanson
Name: Michael M. Hanson
Title: Authorized Signatory

CPI FREMONT TWO LLC
an Indiana limited liability company
By:	SPC Associates, L.L.C.
a New Jersey limited liability company, its Manager

By: /s/ Michael M. Hanson
Name: Michael M. Hanson
Title: Authorized Signatory

CPI FREMONT THREE LLC
an Indiana limited liability company
By:	SPC Associates, L.L.C.
a New Jersey limited liability company, its Manager

By: /s/ Michael M. Hanson
Name: Michael M. Hanson
Title: Authorized Signatory

CPI FREMONT FOUR LLC
an Indiana limited liability company
By:	SPC Associates, L.L.C.
a New Jersey limited liability company, its Manager

By: /s/ Michael M. Hanson
Name: Michael M. Hanson
Title: Authorized Signatory

CPI FREMONT FIVE LLC
an Indiana limited liability company
By:	SPC Associates, L.L.C.
a New Jersey limited liability company, its Manager

By: /s/ Michael M. Hanson
Name: Michael M. Hanson
Title: Authorized Signatory

CPI OAKDALE LLC
a Pennsylvania limited liability company
By: SPC Associates, L.L.C.
a New Jersey limited liability company, its Manager

By: /s/ Michael M. Hanson
Name: Michael M. Hanson
Title: Authorized Signatory

FEM NORTH BAKER ROAD LLC
an Indiana limited liability company
By:	SPC Associates, L.L.C.
a New Jersey limited liability company, its Manager

By: /s/ Michael M. Hanson
Name: Michael M. Hanson
Title: Authorized Signatory